Exhibit 12

mwe.com

February 16, 2022

February 16, 2022

TVPage, Inc.
6827 Nancy Ridge Drive
San Diego, CA 9212

Re:          Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to TV Page, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s offering statement on Form 1-A (File No. 024-11792), under the Securities Act of 1933, as amended (the “Securities Act”), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on January 31, 2022, as thereafter amended or supplemented (the “Offering Statement”). The Offering Statement relates to the qualification of the proposed offer and sale (the “Offering”) of (i) up to 5,714,285 units (the “Units”), with each Unit being comprised of one share of the Company’s common stock, par value $0.01 per share (the “Common Stock,” and each such share of Common Stock, a “Share,” and collectively, the “Shares”) and one warrant (collectively, the “Warrants”) to purchase one share of Common Stock and (ii) up to 5,714,285 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”). The Units, the Shares, the Warrants and the Warrant Shares are collectively referred to as the “Securities.”

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, (ii) certain resolutions of the Board of Directors of the Company related to the filing of the Offering Statement, the authorization and issuance of the Securities and related matters, (iii) the Offering Statement and all exhibits thereto, (iv) the form of Distribution Agreement to be entered into with Leumi Partners Underwriters Ltd., as lead distributor for the Offering, and any subscription or purchase agreements with investors in connection with the Offering (collectively, the “Transaction Agreements”), (v) the forms of the Warrants, and (vi) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

One Vanderbilt Avenue New York NY 10017-3852 Tel +1 212 547 5400 Fax +1 212 547 5444 US practice conducted through McDermott Will & Emery LLP.

February 16, 2022

We do not express any opinion herein concerning any law other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based upon the foregoing, and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that:

1. When the Units are issued and delivered by the Company in accordance with the terms and conditions of the Transaction Agreements and in the manner described in the Offering Statement, the Units will constitute valid and binding obligations of the Company, enforceable against the Corporation in accordance with their terms.

2. When the Shares included in the Units are issued and delivered by the Company in accordance with the terms and conditions of the Transaction Agreements and in the manner described in the Offering Statement, the Shares included in the Units will be validly issued, fully paid and nonassessable.

3. When the Warrants included in the Units have been executed, issued and delivered by the Company in accordance with the terms and conditions of the Transaction Agreements and in the manner described in the Offering Statement, the Warrants included in the Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4. When the Warrant Shares are delivered and paid for in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

This opinion speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion that might affect the opinions expressed therein.

We hereby consent to the submission of this opinion to the Commission as an exhibit to the Offering Statement. We hereby also consent to the reference to our firm under the caption “Legal Matters” in the Offering Statement. We do not admit in providing such consent that we are included within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Sincerely,

/s/ McDermott Will & Emery LLP